Exhibit 10.1

SERVICE AGREEMENT

This Service Agreement (“Agreement”), effective on the date the last party signs it (the “Effective Date”), is entered by and between Unicoin Inc., with its registered address being 300 Delaware Ave. Suite 210, Wilmington, DE, US 19801 (hereinafter referred to as “Unicoin” or “Company);

1. Purpose

This Agreement sets forth the terms and conditions that will govern the provision of services (“Services”) by Consultant to Unicoin (“Purpose”). The specific conditions of the Services are described in the attached Service Schedule (“Service Schedule”), which shall be part of the Agreement.

2. Fees and Payment

2.1. Fees. As compensation for the Services, Unicoin will pay Consultant the fees stated in the Service Schedule (“Fee”).

2.2. Expense Reimbursement. Unicoin shall reimburse Consultant for any reasonable costs and expenses incurred by Consultant in connection with the Services which were previously approved by Unicoin (“Approved Expenses”).

2.3. The Fee shall be the sole, total, and definite sum Unicoin will pay to Consultant as compensation for the Service provided by the Consultant. Besides the Fees and the Approved Expenses, Unicoin shall not pay any other amount to the Consultant.

2.4. Payment. Any Fixed Fees (as defined in the Service Schedule) shall be paid monthly in arrears, between the 10th and 15th of the next month, via PayPal or Payoneer in the account provided by Consultant for that purpose.

2.5. No Fee shall be paid if Consultant has not completed the W-8BEN form, in case the Consultant is a non-US Person, or the W-9 form, in case the Consultant is a US Person.

2.6. Unicoin shall not pay any type of tax, rate, obligation, levy, custom duty, or charge, imposed, or charged by any local or foreign tax agency or authority (including, but not limited to, federal, state, local and provincial taxes, taxes on local sales, use, income tax, stamp tax, consumption tax and other similar taxes) (collectively, “Taxes”). All payments made by Unicoin in relation to the Agreement shall be free and without deductions or withholdings for or to the account of any tax, except as set forth below, unless those deductions or withholdings were established by the applicable law, in which case Unicoin (i) shall withhold the corresponding amount to make the payment, (ii) shall pay the deducted amount to the tax authorities in accordance with the law and (iii) shall provide Consultant with a copy of the receipt issued by such tax authority, which reflects the payment or any other commercially reasonable proof to justify such payment. Consultant agrees to complete and deliver to Unicoin and, upon request, to the corresponding government or tax authority, the forms, certifications, and other documents Unicoin requests, to make the corresponding payments to Consultant without deductions or withholdings (or at a reduced rate) considering the Taxes. Consultant agrees to use its best efforts to cooperate with and help Unicoin to mitigate the tax impact corresponding to any country, state or other jurisdiction where the Services are provided (each one, an “Applicable Tax Jurisdiction”), including, but not limited to, the following measures (i) recording the value added taxes, gross income taxes, sales taxes and other similar taxes in the Applicable Tax Jurisdiction, (ii) requesting revisions, repayments, remissions, reclassifications or similar measures, in the jurisdictions identified by Unicoin, as long as Consultant and their subsidiaries don’t have to act otherwise than in compliance with existing applicable laws. Consultant, at its own expense, shall defend, indemnify and hold harmless Unicoin, its Affiliates, and their respective successors, directors, officers, employees, representatives and shareholders (the “Tax Indemnitees”), against any claim, demand, suit or proceeding made or brought by any third party that arise out of or related to: (i) any tax violation by the Consultant; (ii) the non-compliance of this section; (iii) any invoice to be delivered by the Consultant; (iv) any duplicated tax, included value added taxes, gross income taxes, sales taxes or other similar taxes, which shall be assumed by the Consultant.

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3. Term and Termination

3.1. Term. This Agreement starts on the Commencement Date (as defined in the Service Schedule) and shall continue for a period of 12 months (“Term”), unless terminated earlier as set forth below. This Agreement may not be extended or renewed unless by written agreement from both Parties.

3.2. Termination for Cause. Unicoin may immediately terminate this Agreement upon written notice to the other Party if (a) the other Party fails to observe or perform any material term of this Agreement and such failure continues for 15 days after the other party’s written notice, then the non-defaulting party may: (i) terminate this Agreement, in whole or in part, and/or (ii) subject to the Limited Liability Section of this Agreement, pursue any remedies it may have at law or, where applicable, in equity.

3.3. Termination for Convenience. Either Party may terminate this Agreement for convenience upon 7 days’ written notice to the other Party. If Unicoin terminates for convenience, its only obligation is to pay for Deliverables it accepts before the effective date of termination, and Deliverables supplied where Unicoin retains the benefit after the effective date of termination.

3.4. Effect of Termination. The representations, warranties, and covenants made by Consultant in this Agreement, as well as the limited liability, indemnification and confidentiality provisions, will survive the termination of this Agreement.

4. Representations and Warranties

4.1. General Representations. Consultant continuously represents and warrants that: (i) it has full rights and authority to enter into, perform under, and grant the rights in, this Agreement; (ii) its performance of the Agreement will not violate any agreement or obligation between it and any third party, (iii) Services will be performed professionally and in an ethical manner, with the degree of care, skill and diligence that is industry standard or above it; (iv) although the Consultant will independently manage its time and resources to properly perform the Services, the Services will comply with the agreed specifications in the Service Schedule and will be performed in a timely, convenient manner, conducive to the satisfaction of Unicoin and its customers; (v) it shall comply with the rules, standards, policies and procedures of Unicoin and any applicable customer of Unicoin; (vi) it will perform the Agreement in a manner that always reflects favorably on the good goodwill, name, brand or reputation of Unicoin and its Affiliates and it will not make any statements, or take any other actions whatsoever, to disparage, defame, sully or compromise the goodwill, name, brand or reputation of Unicoin and its Affiliates; (vii) it will promptly disclose any outside interests that conflict or may conflict with the best interests of Unicoin, including any other consulting relationship with a third party that may conflict with the business interests of Unicoin or with this Agreement; (viii) it consents Unicoin can use Consultant’s name and information concerning his or her experience and qualifications, in any business plan, presentation or sales or marketing efforts prepared by Unicoin in the course of its business during the Agreement; (ix) it will not employ, engage or solicit for employment or engagement, or endeavor in any way to entice away from employment or engagement with Unicoin, any employee or contractor of Unicoin; and (x) it will not solicit, induce or influence any consultant, customer, agent, client, partner, investor, supplier or other person or entity that has a business relationship with Unicoin to discontinue, reduce or modify such relationship with Unicoin.

4.2. Representations Regarding Unicoin Compensation. Consultant further warrants and represents, that:

(a) Consultant acknowledges that, as part of Consultant’s compensation, Consultant will be issued unicoins or unicoin rights, as applicable. Consultant agrees to execute any necessary documentation requested by the Company to evidence the transfer, acceptance, or holding of these securities. Such documentation may include, but is not limited to, acknowledgments, confirmations, or agreements related to the receipt and transfer of unicoins. Consultant understands that issuance may be in the form of certificates representing the right to receive unicoins at a future date, and such issuance shall be deemed full satisfaction of the Company’s payment obligation under this Agreement.

(b) Consultant understands and acknowledges that unicoins are securities and that all investments in securities, including security tokens, carry inherent risks. Consultant further understands that the value of unicoins may be highly volatile or depreciate entirely. While the Company has outlined factors that could contribute to a positive return on investment, there is no guarantee of success, and Consultant may experience a partial or total loss of the value of the unicoins received.

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(c) Consultant understands that unicoins have not been registered under the U.S. Securities Act of 1933 (the “Act”) and are being issued under a specific exemption (which exemption depends upon, among other things, the bona fide nature of Consultant’s representations as expressed in this Agreement). As a result, (i) Consultant may be subject to regulatory restrictions that prevent the sale, transfer, or resale of unicoins for a defined period, estimated to be between 40 days and six months; (ii) transfers of unicoins to U.S. persons or into the United States are subject to a six-month regulatory hold; and (iii) unicoins must be held indefinitely unless they are registered under the Act or an exemption becomes available. The Company is under no obligation to register the unicoins, and any book-entry or certificate issued may contain a restrictive legend prohibiting transfer unless an exemption applies.

(d) Consultant represents that they have conducted their own due diligence and have reviewed sufficient information regarding the Company’s business, financial condition, operations, and risks to make an informed decision regarding the acceptance of unicoins. Consultant acknowledges that he has been given access to all requested documents, records, and financial information regarding the Company, and has had the opportunity to consult with legal, tax, and financial advisors regarding the risks of accepting unicoins as compensation.

(e) Consultant acknowledges that he has received, read, and understands the private placement memorandum (PPM) for Unicoin’s ongoing pre-sale, the Risk Factors contained therein, as well as all relevant filings with the U.S. Securities and Exchange Commission (SEC), including the filing of an 8-K on December 10, 2024, which discloses that Unicoin has received a Wells Notice from the SEC Staff. This Wells Notice indicates the Staff’s preliminary determination to recommend that the SEC file an enforcement action against Unicoin. Unicoin’s SEC filings, including the 8-K filing on December 10, 2024, can be viewed here: https://www.sec.gov/cgi-bin/browse-edgar?company=TransparentBusiness,+Inc.&owner=exclude&act ion=getcompany.

(f) Consultant further acknowledges and agrees that Unicoin may make future filings with the U.S. Securities and Exchange Commission (SEC) that could impact the material information available about Unicoin. Consultant acknowledges that it is his sole responsibility to remain informed about such filings by regularly reviewing Unicoin’s publicly available disclosures on the SEC’s EDGAR database or other applicable sources. Unicoin shall have no obligation to independently notify or provide such information directly to the Consultant.

(g) Consultant acknowledges and agrees that he has not relied on any oral or written statements regarding the subject matter of this Agreement, except as expressly stated in the Agreement, and that he has had the opportunity to ask questions and receive answers regarding the terms and risks of the Agreement and the unicoins.

(h) Consultant is accepting the unicoins for investment for Consultant’s own account only, and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Act”).

(i) Consultant is, and shall be required to verify to the Company, either (check one):

☐ that Seller is not a “U.S. Person” as defined in Regulation S of the Securities Actvof 1933, as amended, or

☐ that Seller is an accredited investor as defined by the Securities and Exchange Commission ("SEC") of the United States, and that Seller meets at least one of the following criteria (select one or both of the following criteria):

☐ Seller’s annual income has been at least $200,000 for the past two years, or $300,000 for joint income with Seller’s spouse, and Seller has a reasonable expectation of reaching the same income level in the current year.

☐ Seller’s net worth is at least $1 million, either alone or with Seller’s spouse, excluding the value of Seller’s primary residence.

5. Compliance

5.1. Compliance with Applicable Laws. In connection with this Agreement, Consultant shall comply with all applicable laws and regulations, including, without limitation, trademark and copyright laws and ICANN policies and procedures governing domain names (“Applicable Laws”) and shall not engage in any deceptive, misleading, illegal, or unethical marketing activities, or activities that otherwise may be detrimental to Unicoin, its customers, or to the public.

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5.2. Compliance with Anti-Corruption Laws. In connection with the Agreement, Consultant will comply with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, and other applicable anti-corruption laws and regulations (collectively, the “Anti-Corruption Laws”). It is the intent of the Parties that no payments or transfers of anything of value shall be made in connection with this Agreement that have the purpose or effect of public, commercial, or other bribery, or acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage.

5.3. Compliance with Trade Laws. Consultant will comply with Laws and regulations applicable to the import or export of the Services and any associated components to it, including but not limited to trade laws such as the U.S. Export Administration Regulations and International Traffic in Arms Regulations, and sanctions regulations administered by the U.S. Office of Foreign Assets Control.

5.4. Consequences of Violation. Consultant hereby acknowledges and agrees, Unicoin may terminate or suspend this Agreement immediately by written notice without any liability to Unicoin: (1) upon any violation by Consultant of this Section; or (2) circumstances causing Unicoin to believe, in good faith, that Consultant has engaged in illegal conduct or unethical business practices, including any potential violations of the Anti-Corruption Laws. Termination or suspension by Unicoin under this section shall be in addition to, and not in lieu of, Unicoin’ other legal rights and remedies. If Unicoin terminates or suspends the Agreement under this section, Unicoin may suspend or withhold any payments to Consultant hereunder.

6. Data Privacy

All personal data collected and processed by Unicoin shall be subject to the Unicoin Group Privacy Policy ("Privacy Policy"), available online at: https://Unicoin.com/privacy.html. By signing this Agreement, Consultant expressly consents to the collection, processing and storing of its personal data subject to the Privacy Policy.

7. Confidentiality

7.1. Confidential Information. As used herein, the term “Confidential Information” means all confidential and proprietary information and materials disclosed by Unicoin or its Affiliates in connection with the Agreement, Unicoin and/or its Affiliates, including but not limited to: designs; drawings; ideas; concepts; products; sales data; plans, maps, results of research or testing; marketing; promotional or other strategic plans; pricing and cost information; trade secrets and know-how; manufacturing processes and capabilities; financial and related information; the content of the Agreement. Such information shall be considered Confidential Information notwithstanding is not marked as confidential, proprietary, or with a similar legend.

7.2. Confidential Information shall not include information which: (a) was already rightfully known by Consultant at the time of its disclosure; (b) is or becomes generally available to the public other than through an authorized disclosure by Unicoin or its directors, officers, employees, subsidiaries, affiliates, legal and financial advisors, accountants, auditors and other agents and representatives (“Representatives”) in violation of this Agreement or other wrongful act; or (c) is lawfully received by Consultant from a third party without any obligation of confidentiality. Consultant will have the burden of proving the applicability of any of these exceptions by written documents or other competent evidence.

7.3. Consultant agrees that, without the prior written consent of Unicoin, it will not, directly, or indirectly, for its own benefit or the benefit of another, disclose or reveal to any other person, firm, venture, corporation, or other business entity, or make, directly or indirectly, any commercial or other use of any of the Confidential Information.

7.4. Consultant will use the same care with confidential information that it uses to protect its own confidential information, but in no event less than reasonable care. Consultant will, at its expense, implement and maintain appropriate technical and organizational measures to protect Confidential Information, against accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to, Confidential Information.

7.5. Notwithstanding the precedent, Consultant may disclose Confidential as required by applicable law, regulation, rule or contractual obligation. It shall not be a breach of the confidentiality obligations hereof for Consultant to disclose Confidential Information when, but only to the extent that, such disclosure is required by any governmental or regulatory authority, by law, or by applicable legal process, provided in such case Consultant shall: (i) give the earliest written notice practicable to Unicoin that such disclosure is or may be required, and (ii) cooperate with Unicoin in protecting the Confidential Information which must so be disclosed.

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7.6. Upon the earlier of (i) the written request of Unicoin, or (ii) the expiration of the term of this Agreement, Consultant shall return all copies of such Confidential Information to Unicoin or, if so directed by Unicoin, shall destroy all copies of such Confidential Information, and inform Unicoin that such Confidential Information has been destroyed.

7.7. Nothing contained in the Agreement shall (i) be construed as granting or conferring any rights by license or otherwise to the Confidential Information except for the use of such Confidential Information as expressly provided herein, or (ii) grant to Consultant or any other person any right or be construed as offering to Consultant or any other person any right. Unicoin shall retain all rights with respect to its Confidential Information.

7.8. Unicoin and its Affiliates make no representation or warranty as to the accuracy or completeness of any Confidential Information.

7.9. The Parties acknowledge and agree that the provision by Unicoin of Confidential Information to Consultant and/or any discussions held, shall not prevent Unicoin from providing Confidential Information to third parties.

7.10. Consultant acknowledges the competitive value of the Confidential Information and that Unicoin may be irreparably injured by Consultant´s failure to comply with its obligations under this section. Accordingly, Unicoin and its Affiliates may be entitled to injunctive relief and specific performance, in addition to any other remedy available at law or in equity. In any action brought by Unicoin to enforce the obligations of Consultant, Unicoin shall be entitled to collect from Consultant to such action such reasonable litigation costs and attorney’s fees and expenses (including court costs, reasonable fees of accountants and experts, and other expenses incidental to the litigation).

7.11. If Consultant becomes aware of any security incident and/or unlawful disclosure of the Confidential Information (“Security Incident”), Consultant will: (i) notify Unicoin without undue delay of the Security Incident; (ii) promptly investigate or perform required assistance in the investigation of the Security Incident and provide Unicoin with detailed information about the Security Incident; and (iii) promptly take all commercially reasonable steps to mitigate the effects of the Security Incident, or assist Unicoin in doing so. Consultant will comply with this Section at Consultant’s cost.

8. Intellectual Property

8.1. “IP” means all intellectual property rights, existing under statute or at common law or equity, in force or recognized now or in the future in any jurisdiction, including (i) copyrights (and any neighboring/ancillary right), trade secrets, trademarks, service marks, patents, inventions, designs, logos, trade dress, moral rights, mask works, publicity rights, and database rights, and (ii) any application or right to apply for any of the foregoing rights, and all renewals, extensions, and restorations.

8.2. IP Ownership. All deliverables and results (“Deliverables”) that are developed when performing the Service shall be considered, under copyright law, work(s) for hire (“WFH”) made by Consultant for Unicoin and shall belong exclusively to Unicoin. If such deliverables do not qualify as WFH, Consultant assigns to Unicoin all right, title, and interest in and to the Deliverables, and grants Unicoin and its Affiliates a worldwide, nonexclusive, perpetual, irrevocable, royalty-free, fully paid-up right and license, under all current and future Consultant’s IP, to (i) make, use, reproduce, format, modify, and create derivative works of the applicable Deliverables, (ii) publicly perform or display, import, broadcast, transmit, distribute, license, offer to sell and sell, rent, lease, or lend copies of the applicable Deliverables and derivative works thereof; (iii) combine the Deliverables and derivative works thereof with any software, firmware, hardware, or services; and (iv) sublicense to third parties the foregoing rights, including the right to sublicense to further third parties. In no event will Consultant provide any Service in any manner that implicates third-party IP under which Consultant does not have the rights necessary to grant Unicoin the license and sublicense set forth in this section.

8.3. Consultant will promptly disclose to Unicoin in writing any inventions, works of authorship, improvements, developments, or discoveries conceived, authored, made, or reduced to practice by Consultant, either solely or in collaboration with others, in the performance of the Agreement. At Unicoin’ request and expense, Consultant will execute documents and take any other action reasonably necessary to evidence, perfect, or protect Unicoin’ rights in the Deliverables. Consultant will cooperate with Unicoin in the filing and prosecution of copyright, trademark, or patent applications Unicoin elects to file on Deliverables or related inventions and designs. Consultant will not challenge, oppose, or interfere with Unicoin’ applications prepared according to Unicoin’ rights under this Agreement relating to the Deliverables, or file applications on its own behalf.

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8.4. In the event Unicoin is unable for any reason, after reasonable effort, to secure the signature of Consultant on any document needed in connection with the actions specified in the preceding paragraph, Consultant hereby irrevocably designates and appoints Unicoin and its duly authorized officers and agents as its agent and attorney in fact, which appointment is coupled with an interest, to act for and in Consultant’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this section with the same legal force and effect as if executed by Consultant. Consultant hereby waives, assign and quit claims to Unicoin any and all claims, of any nature whatsoever, which Consultant now or may hereafter have for infringement of any IP assigned hereunder to Unicoin.

8.5. Unicoin Material. “Unicoin Material” means any tangible or intangible materials provided by or on behalf of Unicoin, or any of its Affiliates, to Consultant to execute the Agreement, or obtained or collected by Consultant in connection with the Agreement (including hardware, software, source code, documentation, methodologies, know how, processes, techniques, ideas, concepts, technologies, reports, and data). Unicoin Materials include modifications to, or derivative works of, the foregoing materials, personal data, trademarks, and any data entered into any Consultant database as part of the Agreement. Unicoin Materials do not include Unicoin products obtained by Consultant outside of and unrelated to this Agreement. Unicoin grants Consultant a nonexclusive, revocable license under Unicoin’ IP (as defined below) in the Unicoin Materials to copy, use, and distribute Unicoin Materials provided to it only as necessary to perform the Agreement. Unicoin retains all other interest in Unicoin Materials and related IP. The license is not sublicensable to Subcontractors unless approved by Unicoin in accordance with this Agreement. Consultant will not sell, license or otherwise commercialize any Unicoin Materials. If Unicoin Materials come with a separate license, the terms of that license will apply and those terms, including any applicable source code license form, control in the case of conflict with this Agreement. Consultant will take reasonable precautions to protect and ensure against loss or damage, theft, or disappearance of Unicoin Materials. Consultant will not modify, reverse engineer, decompile, or disassemble Unicoin Materials except as allowed by Unicoin to perform the Agreement. Consultant will leave in place and not alter or obscure proprietary notices and licenses contained in Unicoin Materials. Consultant will maintain and use Unicoin Materials according to the manufacturer’s specifications and instructions. Unicoin is not obligated to provide technical support, maintenance, or updates for Unicoin Materials. Unicoin Materials are provided as-is without warranty. Consultant assumes the risk of loss, damage, unauthorized access or use, or theft or disappearance of Unicoin Materials in Consultant’s (or its Subcontractors’) care, custody, or control. Consultant shall not integrate, embed, or otherwise include any of Consultant’s pre-existing or third-party software, materials, or other technology into any Unicoin Material without Unicoin’ prior written approval. To the extent any Unicoin Material depends on, integrates with, has embedded, or otherwise includes Consultant’s or third party software, material or other technology (collectively, "Supplemental Technology"), The Consultant hereby grants to Unicoin a perpetual, non-terminable, irrevocable, transferable, worldwide, fully paid-u, royalty-free, sublicensable (through multiple tiers), nonexclusive license to make, have made, use, sell, offer for sale, import, copy, maintain, modify, enhance, display, perform, distribute, create derivative works of and otherwise exploit such Supplemental Technology solely in connection with the Unicoin Material. Consultant grants Unicoin and its Affiliates a worldwide, perpetual, irrevocable, royalty-free, transferable, sublicensable, license to use and incorporate into Unicoin Material any suggestion, enhancement request, recommendation, correction, or other feedback provided by Consultant relating to Unicoin Material. Unicoin reserves all rights not expressly granted herein, including the right to sell Services to, and provide marketing services with the Services directly to any third parties worldwide. All goodwill arising out of any use of Unicoin’ trademarks shall inure solely to the benefit of Unicoin. Consultant shall use Unicoin’ trademarks solely (i) in conformity with any written guidelines or policies provided by Unicoin from time to time, (ii) except as expressly provided herein, subject to Unicoin’ prior written approval, and (iii) in a manner that reflects favorably upon Unicoin. Consultant shall promptly discontinue any use of any trademark which Unicoin determines to be inappropriate or unacceptable. Unicoin may revoke the license to Unicoin Materials at any time for any reasonable business reason. The license will terminate automatically on the earlier of the expiration or termination of this Agreement. Consultant will promptly return any Unicoin Materials on request or termination of Consultant’s license.

8.6. Due to the difficulty of establishing when a Deliverable is first conceived or developed, whether it results from access to Unicoin’ actual or anticipated business or research or development, or whether it is a direct or indirect result or derivation of any work Consultant may perform for Unicoin, Consultant hereby acknowledges and agrees that ownership of all Deliverables conceived, developed, suggested or reduced to practice by Consultant, alone or jointly with others during the Contractual Relationship shall be presumed to belong to Unicoin and Consultant shall have the burden of proof to prove otherwise.

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9. Limited Liability

If the Consultant has any basis for recovering damages, to the extent permitted by the applicable law, the Consultant agrees that its exclusive remedy is to recover from Unicoin or any of its Affiliates, directors, employees, agents, resellers, distributors, and vendors, direct damages up to an amount that will not exceed the Fees paid by Unicoin to Consultant in the 12 months preceding the first incident out of which the liability arose. To the extent permitted by the applicable law, the Consultant can’t recover any (i) consequential losses or damages; (ii) loss of actual or anticipated profits (whether direct or indirect); (iii) loss of actual or anticipated income (whether direct or indirect); (iv) loss of contract or business or other losses or damages arising from the Agreement; (v) special, indirect, incidental or punitive losses or damages; and (vi) to the extent permitted by law, direct losses or damages in excess of the caps specified above. To the maximum extent permitted by law, these limitations and exclusions apply to anything or any claims related to the Agreement. Unicoin and its Affiliates are not responsible or liable for any failure to perform or delay in performing its obligations under these Terms to the extent that the failure or delay is caused by circumstances beyond Unicoin and its Affiliates’ reasonable control (such as labor disputes, acts of God, war or terrorist activity, malicious damage, accidents or compliance with any applicable law or government order).

10. Relationship between Parties

No employment or joint venture relationship is created by this Agreement. The Consultant acts independently and shall determine when, where and how Consultant shall perform his responsibilities hereunder. Consultant shall ever be construed as an employee of Unicoin. Consultant expressly acknowledges and agrees that except to the extent provided herein, Consultant nor anyone employed by or acting for or on behalf of Consultant shall receive or be entitled to any consideration, compensation, or benefits of any kind from Unicoin, including without limitation, pension, profit sharing or similar plans or benefits, or accident, health, medical, life or disability insurance benefits or coverages. Consultant shall not at any time enter into any contract with any person, firm or corporation that shall purport to bind Unicoin in any manner whatsoever without written authority from Unicoin and any such contract entered into by such Consultant shall not be binding upon Unicoin. Unicoin specifically reserves the right to reject any contract or to cancel any contract or part thereof even after acceptance, for credit reasons or for any other reason whatsoever that Unicoin may deem appropriate in its sole discretion.

11. Miscellaneous

11.1. Advice of Counsel. Each Party acknowledges that, in executing this Agreement, it has had the opportunity to seek the advice of independent legal counsel and has read and understood all of the terms and provisions of this Agreement. This Agreement may not be construed against any Party by reason of the drafting or preparation hereof.

11.2. Affiliate. “Affiliate” shall mean any entity which controls, which is controlled by, or which is under common control with a Party. The Services may be provided to any Unicoin Affiliate and any Unicoin Affiliate may pay the corresponding Fees to the Consultant. In no case shall Unicoin and its Affiliates be jointly liable for this Agreement.

11.3. Amendments. This Agreement may only be modified or supplemented by an instrument executed in writing by an authorized representative of each party.

11.4. Assignment. Neither Party may assign or otherwise transfer its rights or delegate its obligations under the Agreement without the prior written consent of the other Party. However, Unicoin may assign its rights and obligations under the Agreement to any of its Affiliates without the consent of the other party.

11.5. Beneficiaries. The terms of this Agreement are solely for the benefit of the Parties. The terms of the Agreement are not for the benefit of any other person, except for each Party’s successors and assignees.

11.6. Claims. Any claim related to the Agreement must be filed in the chosen Dispute Resolution Authority within one year of the date you could first file the claim unless your local law requires a longer time to file claims. If not filed within that time, then it is permanently barred.

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11.7. Dispute Resolution. The Parties agree that if any dispute arises out of or in connection to this Agreement, the Parties shall first seek settlement of that dispute by mediation in accordance with the rules of the International Centre for Dispute Resolution under its Mediation Rules, which procedure is deemed to be incorporated by reference in this clause. If the dispute is not settled by mediation within 30 days of the appointment of the mediator, or such further period as the Parties shall agree in writing, the dispute shall be referred to and finally settled through binding arbitration by the International Centre for Dispute Resolution (the "Dispute Resolution Authority") in accordance with its International Arbitration Rules. The number of appointed arbitrators shall be one in accordance with the said Rules of Arbitration. The seat, or legal place, of arbitration, shall be Reno, Nevada. The language to be used in the arbitral proceedings shall be in English.

11.8. Entire Agreement. This Agreement constitutes the entire and final agreement between the Parties hereto and supersedes all prior negotiations, understandings, and agreements, whether oral or written, relating to the Purpose. Unicoin has made no written or oral representations or warranties, either expressed or implied, regarding the subject matter of this Agreement that was not included in it.

11.9. Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, but all of which together shall constitute but one and the same instrument. The Parties shall be entitled to sign and transmit an electronic signature of this Agreement and such signature shall be binding on the Party whose name is contained therein.

11.10. Force Majeure. Each Party shall not be liable for failure to perform any of its obligations under this Agreement if such failure is caused by, or arises, because of an event that is beyond its reasonable control (“Force Majeure Event”). As soon as reasonably possible, the Party facing force majeure shall notify the other Party in writing of any occurrence of a Force Majeure Event, the estimated extent, and duration of its inability to perform its obligations under this Agreement. If a Force Majeure Event affecting Unicoin subsists for more than 40 days, then Unicoin may terminate this Agreement with 5-day written notice to the other Party.

11.11. Governing Law. This Agreement will be governed by and construed according to the laws of the State of Delaware without regard for its conflicts of law principles that would require application of the laws of a different state.

11.12. Headings. Section headings are for reference only and have no legal effect.

11.13. Notices. Any written notice or other communication given under or in connection with the matters contemplated by the Agreement is to be in writing. Notices will be in writing and may be delivered personally, sent via facsimile, pre-paid overnight courier or electronic mail. Such notice will be deemed received: (i) if delivered personally, at the time of delivery; (ii) if delivered by courier, at the time of obtaining the acknowledgment receipt; (iii) if sent by including email, on the date that electronic message is acknowledged by the recipient. However, if deemed receipt occurs after 5pm on a business day, or on a day which is not a business day, the notice is to be deemed to have been received at 9am on the next business Day. Notices will be sent to the postal addresses indicated in the heading or to the e-mails indicated in the Service Schedule.

11.14. Prevailing Language. The English language version of this Agreement shall be controlling in all respects and shall prevail in case of any inconsistencies with translated versions, if any.

11.15. Severability. All parts of this Agreement apply to the maximum extent permitted by relevant law. Should any provision of this Agreement be held by a court or arbitrator of competent jurisdiction to be enforceable only if modified, or if any one or more of the provisions contained in this Agreement is, for any reason, held to be invalid, illegal, or unenforceable in any respect, such holding will not affect the other provisions of this Agreement. In such case, Unicoin may replace the invalid provision with similar terms to the extent enforceable under the relevant law.

11.16. Waiver. The delay or failure of either Party to exercise any right under this Agreement will not constitute a waiver of such right unless such party has specifically waived such right in writing. Any such waiver of a right under this Agreement on one occasion will not constitute a waiver of any other right under this Agreement or of the same right on any other occasion.

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IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound, have caused their proper and duly authorized officers to execute and deliver this document as of the day and year first the last Party signs it.

Unicoin, Inc.		CONSULTANT

/s/ Alexander Konanykhin		/s/ German Montoya
Name:	Alexander Konanykhin	Name:	German Montoya
Title:	Founder and CEO	Date:	2/14/2025
Date:	3/10/2025

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INTERNATIONAL CONSULTANT SERVICE SCHEDULE

1. Description of Services

Beginning on February 10th, 2025 the consultant will provide to Unicoin the following Services:

Key Responsibilities:

●	Operational Leadership:

-	Manage and direct daily operations across all business units

-	Implement innovative policies and processes

-	Mitigate business risks

-	Ensure high-performance team dynamics

●	Strategic Execution:

-	Set comprehensive OKRs for teams and individuals

-	Develop cross-functional project strategies

-	Drive regulatory compliance

-	Optimize operational efficiency

●	Reporting & Governance:

-	Direct reporting to CEO

-	Quarterly strategic reviews

-	Transparent performance tracking

-	Stakeholder communication management

●	Team Development:

-	Coach and optimize employee performance

-	Develop management team capabilities

-	Foster a high-performance, innovative culture

-	Implement talent growth initiatives

●	Technology & Product Insights:

-	Deep understanding of blockchain/crypto products

-	Data-driven improvement strategies

-	User growth and engagement optimization

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●	Strategic Partnerships:

-	Architect high-impact partnership ecosystems

-	Negotiate and secure strategic collaborations

-	Develop partnership frameworks with:

-	Crypto exchanges

-	Financial institutions

-	Technology platforms

-	Media networks

-	Investment communities

●	Business Development:

-	Lead deal-making initiatives

-	Maximize Unicoin distribution channels

-	Develop revenue generation strategies

-	Create strategic investment attraction mechanisms

2. Yandiki Platform

Consultant will create a user in www.yandiki.com (“Yandiki Platform”) and agree to its Terms of Use. Consultant will utilize the Yandiki Platform tools and technology to log and track the Services performed (“Tracked Services”).

3. Fees

3.1. As compensation for the Services, Unicoin will pay Consultant the following:

3.1.1. Fixed Fee: $8,333.33 USD per month ($100,000 USD annually)

3.1.2. Unicoin Tokens: 120,000 Unicoin tokens annually, will be awarded and vested monthly

3.1.3. Quarterly Bonus: Quarterly bonuses (ten (10) percent of quarterly compensation paid in USD or tokens) will be issued based on KPI’s, performance, and solely at the discretion of the company.

3.1.4. Discretionary Payment: Ten (10) percent of capital raised in coins or asset based, the commission will be paid out in Unicoins. Discretionary Payment to be issued based on performance, and solely at the discretion of the company.

3.1.5. Fixed Fees are calculated based on an amount of 160 hours of Service performed monthly. If the Tracked Services are below, Unicoin reserves the right to modify the Fixed Fees to adequately compensate the Services.

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4. Contact

Unicoin Inc	/s/ Alexander Konanykhin	Consultant	/s/ German Montoya
E-Mail:	[***]	E-Mail:	[***]
Address:	[***]	Address:	[***]

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